As filed with the Securities and Exchange Commission on October 2, 2023.

Registration No. 333-272623

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Qualigen Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	26-3474527
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael S. Poirier

Chief Executive Officer

Qualigen Therapeutics, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

(760) 452-8111

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ashok W. Mukhey, Esq. William D. Davis II, Esq. Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 (310) 734-5200	Leslie Marlow, Esq. Patrick J. Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated October 2, 2023.

Up to                   Shares of Common Stock

Up to              Pre-Funded Warrants to Purchase up to                   Shares of Common Stock

Up                  to Shares of Common Stock Underlying the Pre-Funded Warrants

Up to                 Common Stock Warrants to Purchase up to                   Shares of Common Stock

Up to                Shares of Common Stock Underlying the Common Stock Warrants

We are offering on a “reasonable best efforts” basis up to $                  million of shares of common stock together with common stock warrants to purchase                   shares of common stock. Each share of our common stock is being sold together with a common stock warrant to purchase               shares of our common stock. The shares of common stock and common stock warrants are immediately separable and will be issued separately in this offering but must be purchased together as a unit in this offering. The common stock warrants will have an initial exercise price of $              per share and will have a five-year term.

We are also offering pre-funded warrants to purchase up to an aggregate of                      shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock, has an exercise price of $0.001 per share and an indefinite term. Each pre-funded warrant is being offered together with a common stock warrant. The pre-funded warrants and common stock warrants are immediately separable and will be issued separately in this offering but must be purchased together as a unit in this offering. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

There is no established trading market for the pre-funded warrants or common stock warrants, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or common stock warrants on Nasdaq, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the pre-funded warrants and common stock warrants may be limited.

We have engaged A.G.P./Alliance Global Partners (whom we refer to herein as the “Placement Agent”) to act as our exclusive placement agent in connection with the securities offered by this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

The actual public offering price of the securities described in this prospectus will be determined by us, the Placement Agent and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of pre-funded warrants and common stock warrants offered hereby.

The shares of our common stock, pre-funded warrants or common warrants being offered will be sold in a single closing. We will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder. Because there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close, we may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. The offering of the shares of our common stock, pre-funded warrants or common warrants will terminate no later than                         , 2023 unless the offering is fully subscribed before that date or we decide to terminate the offering (which we may do at any time in our discretion) prior to that date; however, the shares of our common stock underlying the pre-funded warrants and the common warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.” The last reported sales price of our common stock on The Nasdaq Capital Market on September 29, 2023 was $1.01 per share. We do not intend to list the pre-funded warrants or the common stock warrants on any national securities exchange or other nationally recognized trading system.

An investment in our securities involves significant risks. You should carefully consider the risk factors beginning on page 8 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Common Stock Warrant	Per Pre-Funded Warrant and Accompanying Common Stock Warrant	Total
Public offering price	$		$
Placement Agent fees(1)	$		$
Proceeds to us, before expenses(2)	$		$

(1)	Does not include certain expenses of the Placement Agent. See “Plan of Distribution” beginning on page 23 of this prospectus for additional information regarding compensation to be received by the Placement Agent.
(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the pre-funded warrants or common warrants.

Delivery of the shares of our common stock, pre-funded warrants or common warrants is expected to be made on or about                 , 2023.

Sole Placement Agent

A.G.P.

The date of this prospectus is                     , 2023

Neither we nor the Placement Agent have authorized anyone to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. You must not rely on any information or representations not contained or incorporated by reference in this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements and Industry Data and Market Information” in this prospectus and the historical financial statements and the notes thereto incorporated by reference into this prospectus. You should pay special attention to the information contained under the caption titled “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference into this prospectus, before deciding to buy our securities. In this prospectus, the terms “Qualigen,” “Qualigen Therapeutics, Inc.,” the “Company,” “we,” “our,” “ours” and “us” refer to Qualigen Therapeutics. Inc. and its subsidiaries.

Overview

We are a clinical stage therapeutics company focused on developing treatments for adult and pediatric cancers of high unmet medical need with potential for Orphan Drug designation.

Our cancer therapeutics pipeline includes QN-302, our Pan-RAS Inhibitor platform (formerly RAS-F) and QN-247.

Our lead oncology therapeutics program, QN-302, is a high potency small molecule selective transcription inhibitor with strong binding affinity to G-Quadruplexes (G4s) prevalent in cancer cells. By binding to, and stabilizing G4s against “unwinding,” QN-302 could potentially help inhibit cancer cell proliferation and induces cancer cell death. QN-302 has received Investigational New Drug (IND) clearance from the U.S. Food and Drug Administration (FDA) to proceed with its Phase 1 clinical trial. Earlier this year, QN-302 also received Orphan Drug Designation (ODD) from FDA for the indication of pancreatic cancer.

Our Pan-RAS portfolio consists of a family of Pan-RAS inhibitor small molecules believed to inhibit or block mutated RAS genes’ proteins from binding to their effector proteins. Preventing this binding could stop tumor growth, especially in RAS-driven tumors such as pancreatic, colorectal and lung cancers.

Our investigational oligonucleotide-based drug candidate QN-247 binds nucleolin, a key multi-functional regulatory phosphoprotein that is overexpressed in cancer cells. Such binding could inhibit the cancer cells’ proliferation in nucleolin-expressing malignancies.

1

Therapeutics Pipeline

Our lead drug compound QN-302 (formerly SOP1812) is being developed to target regulatory regions of cancer genes that down-regulate gene expression in multiple cancer pathways for potential treatment of G4-targeted tumors (e.g., pancreatic cancer).

The investigational compounds within our Pan-RAS Inhibitor portfolio are designed to suppress the interaction of endogenous RAS with c-RAF, upstream of the KRAS, HRAS and NRAS effector pathways, and is being developed for the potential treatment of RAS-driven tumors.

Our anticancer drug candidate, QN-247 (formerly referred to as ALAN or AS1411-GNP) is a DNA aptamer conjugated to a gold nanoparticle, which potentially gives it dramatically increased potency and versatility. On May 2, 2023, we announced that we have de-prioritized deploying our internal resources to our QN-247 program and are seeking a partner to further its development.

On May 26, 2022, we acquired a 52.8% interest in NanoSynex, Ltd. (“NanoSynex”). NanoSynex is a nanotechnology diagnostics company domiciled in Israel. NanoSynex’s technology is an Antimicrobial Susceptibility Testing (AST) that aims to enable better targeting of antibiotics for their most suitable uses to ultimately result in faster and more efficacious treatment, hence reducing hospitals mortality and morbidity rates. As described below, we have recently reduced our ownership interest in NanoSynex to below 50%.

QN-302 (formerly referred to as SOP1812)

We exclusively in-licensed the global rights to the G4 selective transcription inhibitor platform from University College London (“UCL”) in January 2022. The licensed technology comprises lead compound QN-302 (formerly SOP1812) and back-up compounds that target regulatory regions of cancer genes that down-regulate gene expression in multiple cancer pathways. The license agreement requires (if and when applicable) tiered royalty payments in the low to mid-single digits, clinical/regulatory/sales milestone payments, and a percentage of any non-royalty sublicensing consideration paid to Qualigen.

Developed by Dr. Stephen Neidle and his group at UCL, the G-Quadruplex (G4) binding concept is derived from over 30 years in nucleic acid research, including research on G4s, which are higher order DNA and RNA structures formed by sequences containing guanine-rich repeats. G4s are overrepresented in telomeres (a region of repetitive DNA sequences at the end of a chromosome) as well as promoter sequences and untranslated regions of many oncogenes. Their prevalence is therefore significantly greater in cancer cells compared to normal human cells.

G4-selective small molecules such as QN-302 and backup compounds target the regulatory regions of cancer genes, which have a high prevalence of enriched G4s. Stable G4-QN-302 complexes can be impediments to replication, transcription or translation of those cancer genes containing G4s, and the drugs’ binding to G4s are believed to stabilize the G4s against possible “unwinding.” G4 binders like QN-302 could potentially be efficacious in a variety of cancer types with a high prevalence of G4s.

Pancreatic cancer is the tenth most common cancer and third deadliest cancer in the United States and has one of the lowest rates of survival of all cancer types, with 91% of those diagnosed dying from the disease and one in four dying within the first month of diagnosis. The chemotherapy drug Gemcitabine has been standard of care for patients with metastatic pancreatic cancer for more than 15 years. Numerous clinical trials have tested new drugs, either alone or in combination, with Gemcitabine. Based upon our pre-clinical in-vitro and in-vivo studies, we believe that QN-302 has the potential to demonstrate positive activity against pancreatic ductal adenocarcinoma (“PDAC”).

Our pre-clinical in-vitro and in-vivo studies have shown that G4 stabilization by QN-302 resulted in inhibition of target gene expression and cessation of cell growth in various cancers, including PDAC, which represents 98% of pancreatic cancers. In in-vitro studies, QN-302 was potent in inhibiting the growth of several PDAC cell lines at low nanomolar concentrations. Similarly, in in-vivo studies, QN-302 showed a longer survival duration in a KPC genetic mouse model for PDAC than Gemcitabine has historically shown. Additional preclinical in-vivo studies suggest activity in gemcitabine-resistant PDAC. Data further demonstrated that QN-302 had significant anti-tumor activity in three patient-derived PDAC xenograft models. Early safety indicators suggest no significant adverse toxic effects at proposed therapeutic doses in pancreatic cancer mouse in-vivo models.

2

On January 9, 2023, the FDA granted Orphan Drug Designation (“ODD”) to QN-302 for the indication of pancreatic cancer. ODD provides advantages to pharmaceutical companies that are developing investigational drugs or biological products that show promise in treating rare diseases or conditions that affect fewer than 200,000 people in the United States, including seven-year marketing exclusivity if the product receives the first FDA approval for the disease for which it has such designation, and eligibility to receive regulatory support and guidance from the FDA in the design of an overall drug development plan.

There are also economic advantages to receiving ODD, including a 25% federal tax credit for expenses incurred in conducting clinical research on the orphan designated product within the United States. Tax credits may be applied to the prior year or applied to up to 20 years of future taxes. ODD recipients may also have their Prescription Drug User Fee Act (PDUFA) application fees waived, a potential savings of around $3.2 million (as of fiscal year 2023) for applications requiring covered clinical data and may qualify to compete for research grants from the Office of Orphan Products Development that support clinical studies.

Pan-RAS Inhibitor Platform (formerly RAS-F)

We entered into a sponsored research agreement with University of Louisville (“UofL”) on March 4, 2019, pursuant to which UofL agreed to conduct ongoing discovery and preclinical efforts for the Pan-RAS platform on our behalf. Under the terms of the agreement, as amended, the collaboration extends until the fourth quarter of 2023.

In July 2020, we entered into an exclusive worldwide license agreement with UofL for the intellectual property covering the “RAS” family of pan RAS inhibitor small molecule drug candidates, which was subsequently amended on March 17, 2021 and June 15, 2023. The Pan-RAS inhibitor compounds are believed to work by blocking RAS mutations directly, thereby inhibiting tumor formation (especially in pancreatic, colorectal and lung cancers). Pursuant to the license agreement, we in-licensed the Pan-RAS compound family of drug candidates and will seek to identify and develop a lead drug candidate from the compound family. The license agreement requires (if and when applicable) tiered royalty payments in the low to mid-single digits, clinical/regulatory/sales milestone payments, and a percentage of any non-royalty sublicensing consideration paid to Qualigen.

RAS is the most common oncogene in human cancer. Activating mutations in one of the three human RAS gene isoforms (KRAS, HRAS or NRAS) are present in about one-fourth to one-third of all cancers. For example, mutant KRAS is found in 98% of pancreatic ductal adenocarcinomas, 52% of colon cancers, and 32% of lung adenocarcinomas. For these three cancer types, cancers with mutant KRAS are diagnosed in more than 170,000 people each year in the United States and cause more than 120,000 deaths. Drugs that target signaling downstream of RAS are available; however, such drugs have shown disappointing clinical durability because RAS is a “hub” that activates multiple effectors, so drugs that block a single pathway downstream may not account for the many other activated pathways.

On June 5, 2023, we announced a poster featuring our pan-RAS inhibitor program in pancreatic cancer, which was presented as part of the Scientific Program at the American Society of Clinical Oncology’s (ASCO) 2023 Annual Meeting held June 2 - 6, 2023 in Chicago.

The poster outlines results of concurrent administration of one of our pan-RAS inhibitor molecules (referred to as RAS-F in the figure below) with commonly used therapeutics against pancreatic cancer. In-vivo activity was confirmed in xenograft experiments with cell lines and PDX models, and the molecules were shown to co-operate with AMG-510 (sotorasib) (G12C specific inhibitor) and MRTX1133 (G12D specific inhibitor) against pancreatic cancer cell lines. This agent was also shown to suppress resistance to MRTX1133 in-vitro, which led authors to believe these pan-RAS compounds may have the potential to overcome resistance to AMG-510 and MRTX1133 in-vivo.

3

QN-247

In June 2018, we entered into an exclusive, worldwide license agreement with UofL for the intellectual property covering QN-247, which was subsequently amended on January 17, 2023 and March 16, 2023.

We also entered into a sponsored research agreement with UofL in August 2018, which was subsequently amended in October 2020, pursuant to which UofL performed various animal studies on our behalf to assess antitumor efficacy and safety of different QN-247 compositions. The sponsored research agreement with UofL for QN-247 expired on August 31, 2022.

QN-247 is an oligonucleotide-based drug candidate that is designed to treat different types of nucleolin-expressing cancers, including liquid and solid tumors. QN-247 inhibits nucleolin, a key multi-functional regulatory phosphoprotein that is overexpressed in cancer cells, and may thereby be able to inhibit the cells’ proliferation. QN-247 has shown promise in preclinical studies for the treatment of acute myeloid leukemia (“AML”). This novel technology may have several other potential applications, including enhancement of radiation therapy, enhancement of tumor imaging, and delivery of other anti-cancer compounds directly to tumor cells.

QN-247 is an enhanced version of QN-165 (formerly referred to as AS1411), where the DNA oligonucleotide aptamer is conjugated. A key component of QN-247, DNA oligonucleotide aptamer QN-165, has been shown, primarily on a preclinical basis, to have the potential to target and destroy cancer cells. This component has been administered in Phase 1 and Phase 2 clinical trials to over 100 AML or renal cell carcinoma cancer patients and appears to be well tolerated with no evidence of severe adverse events in such trials, with at least seven patients appearing to have clinical responses.

An in-vivo efficacy study with a triple negative breast cancer (TNBC) MDA-MB-231 xenograft mouse model was performed with 12 daily doses (1 mg/kg) of QN-247. This study showed statistically significant reductions in mean tumor volumes for all QN-247 formulations compared to baseline and to vehicle control. QN-247 formulations with higher oligonucleotide loading appeared to reduce tumor volumes more than lower oligonucleotide loading. No evidence of adverse toxicity was observed.

4

We do not have in-house manufacturing capability for our therapeutics product candidates.

Research and Development

For research and development of our drug candidates, we are leveraging the scientific and technical resources and laboratory facilities of UofL and UCL, through technology licensing, sponsored research, and other consulting agreements, which are focused on aptamer technology and applications. We would engage contract research organizations (“CROs”) for any clinical trials of our drug candidates. We intend to focus our internal research and development on oversight of these organizations.

Recent Developments

FDA IND Clearance to Initiate Phase 1 Clinical Trial of QN-302

On August 1, 2023, we announced that the FDA has cleared our IND application for QN-302. Based on this clearance, we plan to initiate the Phase 1 clinical trial in the fourth quarter of 2023 and will enroll patients with advanced or metastatic solid tumors. The proposed Phase 1 clinical trial is a multicenter, open-label, dose escalation, safety, pharmacokinetic, and pharmacodynamic study with dose expansion to evaluate safety, tolerability, and antitumor activity of QN-302 in patients with advanced solid tumors that have not responded to or that have recurred following treatment with available therapies. We anticipate the dosing of at least 24 patients in Phase 1a can be completed by the end of 2024, funded in part by proceeds received by the divestiture of the Company’s diagnostics business in July 2023 as described immediately below.

Sale of Diagnostics Business

On July 20, 2023, we sold all of the issued and outstanding shares of common stock of Qualigen, Inc., a wholly-owned subsidiary and the legal entity operating our FastPack™ diagnostic business, to Chembio Diagnostics, Inc. (“Chembio”), a subsidiary of Biosynex, S.A. As consideration for the shares of Qualigen, Inc., we received a cash payment of approximately $4.7 million, which payment is subject to post-closing adjustments. An additional $450,000 was delivered by Chembio to an escrow account to satisfy our indemnification obligations. Any amounts remaining in the escrow account that have not been offset or reserved for claims will be released to us within five business days following the date that is 18 months after the closing of the transaction. Following the consummation of the transaction, Qualigen, Inc. became a wholly-owned subsidiary of Chembio.

Amendment and Settlement Agreement with NanoSynex Ltd.

On July 20, 2023, we entered into an Amendment and Settlement Agreement with NanoSynex (the “NanoSynex Amendment”), which amended the Master Funding Agreement for the Operational and Technology Funding of Nanosynex Ltd., dated May 26, 2022, by and between us and NanoSynex (the “Original NanoSynex Agreement”), to, among other things, provide for the further funding of NanoSynex, as contemplated by the Original NanoSynex Agreement.

Pursuant to the terms of the NanoSynex Amendment, we agreed to advance to NanoSynex an aggregate amount of $1,610,000 as follows: (i) $380,000 within five business days of the execution of the NanoSynex Amendment; (ii) $560,000 on or before November 30, 2023, against which NanoSynex will issue a promissory note to us with a face value in the amount of such funding; and (iii) $670,000 on or before March 31, 2024, against which NanoSynex will issue a promissory note to us with a face value in the amount of such funding. The NanoSynex Amendment further provides that the initial payment of $380,000 would be satisfied by our surrender of the 281,000 Preferred B Shares of NanoSynex then held by us, and such share surrender has resulted in our ownership in NanoSynex being reduced from approximately 52.8% to approximately 49.97% of the issued and outstanding voting equity of NanoSynex. In the event that we do not satisfy these payment obligations, there would be an additional surrender of our shares in NanoSynex in such number as provided in the NanoSynex Amendment. The NanoSynex Amendment supersedes any payments contemplated by the Original NanoSynex Agreement, such that except as described in the NanoSynex Amendment, we will have no further payment obligations to NanoSynex under the Original NanoSynex Agreement or otherwise (including by way of equity investment, loan financing or credit lines).

Reverse Stock Split

Effective as of November 23, 2022, we completed a 1-for-10 reverse stock split of our common stock in order to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share. As a result of the reverse stock split, each 10 shares of our common stock issued and outstanding as of 12:01 a.m. Eastern Time on November 23, 2022 were combined and converted into one share of common stock. On December 9, 2022, we received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that because our shares of common stock had a closing bid price at or above $1.00 per share for a minimum of 10 consecutive business days, the Company has regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2), and that the matter is now closed. All references to numbers of shares of Common Stock and per-share information in this prospectus have been adjusted retroactively, as appropriate, to reflect the 1-for-10 reverse stock split.

Corporate Information

Ritter Pharmaceuticals, Inc. (our predecessor) was formed as a Nevada limited liability company on March 29, 2004 under the name Ritter Natural Sciences, LLC. In September 2008, this company converted into a Delaware corporation under the name Ritter Pharmaceuticals, Inc. On May 22, 2020, upon completing a “reverse recapitalization” transaction with Qualigen, Inc., Ritter Pharmaceuticals, Inc. was renamed Qualigen Therapeutics, Inc. Qualisys Diagnostics, Inc. was formed as a Minnesota corporation in 1996, reincorporated to become a Delaware corporation in 1999, and then changed its name to Qualigen, Inc. in 2000. Qualigen, Inc. was a wholly-owned subsidiary of the Company. On July 20, 2023, we sold all of the issued and outstanding shares of common stock of Qualigen, Inc. to Chembio, a wholly-owned subsidiary of Biosynex, S.A. Following the consummation of this transaction, Qualigen, Inc. became a wholly-owned subsidiary of Chembio.

Our principal executive offices are located at 5857 Owens Avenue, Suite 300, Carlsbad, CA 92008. Our telephone number is (760) 452-8111. Our corporate website address is www.qlgntx.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

5

The Offering

Securities we are offering

Up to             shares of common stock together with common stock warrants to purchase up to                  shares of our common stock, and pre-funded warrants to               purchase up to shares of common stock together with common stock warrants to purchase up to              shares of common stock. The shares of common stock being sold with common stock warrants and pre-funded warrants being sold with common stock warrants must initially be purchased together as units in this offering but are immediately separable and will be issued separately in this offering. Each common stock warrant has an exercise price of $           per share, is immediately exercisable, and will have a five-year term. Each pre-funded warrant has an exercise price of $0.001 per share, is immediately exercisable, and will be exercisable until exercised in full. We are also registering the issuance of               shares of our common stock issuable upon exercise of the pre-funded warrants and common stock warrants.

We are offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of shares of our common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.001. We are also registering the issuance of up to shares of our common stock issuable upon exercise of the pre-funded warrants. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Common stock outstanding immediately before this offering	5,052,463 shares

Public offering price	$ per share of common stock and accompanying common stock warrants and $ per pre-funded warrant and accompanying common stock warrants.

Common stock outstanding immediately after this offering	Up to shares, assuming no exercise of the pre-funded warrants and common stock warrants issued in this offering.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million, after deducting the Placement Agent fee and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new programs, general working capital and possible future acquisitions. See the section titled “Use of Proceeds” on page 13 of this prospectus.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus and in the documents incorporated by reference for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Lock-up	We have agreed, subject to certain exceptions and without the approval of the Placement Agent and purchasers of our securities in this offering, not to (1) issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of common stock (or securities convertible into or exercisable for common stock) or file any registration statement, including any amendments or supplements for a period of days following the closing of the offering of the shares and (2) enter into a variable rate transaction for a period of days following the closing of this offering. Our directors and officers have agreed not to offer, sell, pledge or otherwise transfer or dispose of any of our securities for days following the closing of the offering of the shares. See “Plan of Distribution” for more information.

The Nasdaq Capital Market listing symbol	“QLGN.” There is no established trading market for the pre-funded warrants or the common stock warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants or the common stock warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants and common stock warrants will be limited.

6

The number of shares of common stock to be outstanding after this offering is based on 5,052,463 shares of common stock outstanding on September 27, 2023, does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common warrants issued in this offering and excludes:

●	416,215 shares of common stock issuable upon the exercise of options outstanding as of September 27, 2023, at a weighted average exercise price of $35.50 per share;

●	4,059,934 shares of common stock issuable upon the exercise of warrants outstanding as of September 27, 2023, at a weighted average exercise price of $2.19 per share;

●

Approximately 1,762,396 shares of common stock issuable under our outstanding 8% Senior Convertible Debenture (the “Debenture”) as of September 27, 2023, based on the closing sale price of the Company’s common stock as reported on Nasdaq on September 27, 2023 and the outstanding principal amount of $1,748,922 of the Debenture on such date;

●	339,487 shares of common stock available for future issuance under our 2020 Stock Equity Incentive Plan (as amended, the “2020 Plan”), as of September 27, 2023; and

●	100,000 shares of common stock available for future issuance under the 2022 Employee Stock Purchase Plan (the “ESPP”) as of September 27, 2023, which plan has been temporarily suspended.

Unless otherwise indicated, all information in this prospectus gives effect to the 1-for-10 reverse stock split effectuated on November 23, 2022.

7

RISK FACTORS

Investing in our common stock, pre-funded warrants and common stock warrants involves a high degree of risk. Before investing in our common stock, pre-funded warrants and common stock warrants, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in this prospectus and incorporated by reference herein, including our consolidated financial statements and the related notes, before deciding to buy our common stock, pre-funded warrants and common stock warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Related to this Offering

The price of our common stock may be highly volatile.

The market price of our securities, like that of many other research and development public pharmaceutical and biotechnology companies, has been highly volatile and the price of our common stock may be volatile in the future due to a wide variety of factors, including:

●	announcements by us or others of results of pre-clinical testing and clinical trials;
●	our quarterly operating results and performance;
●	developments or disputes concerning patents or other proprietary rights;
●	mergers or acquisitions or disposition;
●	litigation and government proceedings;
●	adverse legislation or regulatory matters;
●	changes in government regulations;
●	our available working capital;
●	failure of our common stock to continue to be listed or quoted on a national exchange or market system, such as Nasdaq or the New York Stock Exchange
●	economic and other external factors; and
●	general market conditions.

Since January 1, 2023, the closing stock price of our common stock has fluctuated between a high of $1.51 per share to a low of $0.87 per share. On September 27, 2023, the last reported sales prices of our common stock on The Nasdaq Capital Market was $1.03 per share. The fluctuation in the price of our common stock has sometimes been unrelated or disproportionate to our operating performance. In addition, potential dilutive effects of future sales of shares of common stock, options and warrants by us, as well as the potential sale of common stock by the holders of options, warrants and the Debenture could have an adverse effect on the market price of our shares.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market and negatively impact our ability to raise capital.

If we fail to satisfy the continued listing requirements of Nasdaq, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

We have in the past been in noncompliance with other Nasdaq’s continued listing rules. For example, on November 23, 2022, we effected a 1-for-10 reverse stock split of our outstanding common stock to cure our noncompliance, for a period of more than 30 consecutive business days, with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share.

In addition, on April 20, 2023, we received a notification letter from the Listing Qualifications Department of Nasdaq indicating that, as a result of our delay in filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, we were not in compliance with the timely filing requirements for continued listing under Nasdaq Listing Rule 5250(c)(1). We regained compliance with this listing rule by filing our Annual Report on Form 10-K on May 2, 2023.

8

If we are unable to maintain compliance with Nasdaq’s continued listing requirements, our stock could be delisted. In the event of a delisting, we would take action to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s other listing requirements.

If our common stock were to be delisted from Nasdaq, it would have a material negative impact on the actual and potential liquidity of our securities, as well as a material negative impact on our ability to raise future capital. If, for any reason, Nasdaq were to delist our common stock from trading on its exchange and we were unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our common stock;
●	the market price of our common stock;
●	our ability to obtain financing for the continuation of our operations;
●	the number of institutional and general investors that will consider investing in our securities;
●	the number of market makers in our common stock;
●	the availability of information concerning the trading prices and volume of our common stock; and
●	the number of broker-dealers willing to execute trades in shares of our common stock.

Further, we would likely become a “penny stock”, which would make trading of our common stock much more difficult.

Investors will experience immediate and substantial dilution as a result of this offering and may suffer substantial dilution related to issued stock warrants and options.

Investors will incur immediate and substantial dilution as a result of this offering. After giving effect to this offering for aggregate gross proceeds of $              million, based on a public offering price of $               per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on                , 2023, assuming no sale of pre-funded warrants and no exercise of any common stock warrants issued in this offering, and after deducting estimated offering expenses payable by us, investors in this offering can expect immediate dilution of $                per share of common stock. See “Dilution.”

As of September 27, 2023, we had outstanding options to purchase 416,215 shares of common stock, at a weighted average exercise price of $35.50, and warrants to purchase 4,059,934 shares of common stock, at a weighted average exercise price of $2.19. In addition, the Debenture is convertible, at any time, and from time to time, at the holder’s option, into shares of our common stock, subject to the terms and conditions described in the Debenture, and, subject to the terms and conditions described in the Debenture, we may elect to pay all or a portion of the $110,000 Monthly Redemption Amount (as defined in the Debenture) and/or interest required by the Debenture in shares of our common stock. On July 13, 2023, we obtained stockholder approval, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance to Alpha Capital Anstalt (“Alpha”) of more than 20% of our issued and outstanding common stock pursuant to the terms and conditions of (a) the Debenture, and (b) our common stock purchase warrant dated December 22, 2022 issued to Alpha. After the first two monthly redemptions, we may elect to pay all or a portion of a Monthly Redemption Amount in shares of our common stock, based on a conversion price equal to the lesser of (i) the then conversion price of the Debenture and (ii) 85% of the average of the VWAPs (as defined in the Debenture) for the five consecutive trading days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date (such average, the “VWAP Price”), subject to the Equity Conditions (as defined in the Debenture) having been satisfied. Accordingly, to the extent that the VWAP Price of our common stock is less than approximately $1.55 per share immediately prior to the applicable Monthly Redemption Date for which we have elected to make a payment of the Monthly Redemption Amount in shares instead of cash, the number of shares we issue to satisfy the Monthly Redemption Amount will increase. As of September 27, 2023, approximately 1,762,396 shares of common stock were issuable under the Debenture, based on the closing sale price of the Company’s common stock as reported on Nasdaq on September 27, 2023.

We also have an incentive compensation plan for our management, employees and consultants and an employee stock purchase plan, which has been temporarily suspended. We have granted, and expect to grant in the future, options to purchase shares of our common stock to our directors, employees and consultants. To the extent that options are exercised, our stockholders will experience dilution and our stock price may decrease.

The sale, or even the possibility of a sale, of the shares of common stock underlying these options, warrants and the Debenture could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

If the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than the current exercise price of certain of our outstanding warrants with anti-dilution price protection provisions, then, as a result of this offering, such outstanding warrants will have their exercise prices reduced to the offering price.

If the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than $1.32 per share, which is the current lowest exercise price among our outstanding warrants with anti-dilution price protection provisions, then, as a result of this offering, such warrants, which, prior to this offering, are exercisable for up to 3,856,619 shares of our common stock, will have their exercise prices reduced to at least the offering price per share in this offering. These warrants include: (i) certain Series C preferred stock warrants originally issued in 2004 (as subsequently extended and exchanged for our common stock purchase warrants) which, prior to this offering, are currently exercisable for up to 1,349,571 shares of our common stock, (ii) warrants issued to Alpha in May 2020 which, prior to this offering, are currently exercisable for up to 7,048 shares of our common stock, and (iii) a common stock purchase warrant issued to Alpha in December 2022 which, prior to this offering, is currently exercisable for up to 2,500,000 shares of our common stock.

If the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than the current conversion price of the Debenture issued to Alpha, then, as a result of this offering, such conversion price will be reduced to the offering price and therefore the number of shares of common stock issuable upon full conversion of the Debenture will increase.

If the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than $1.32 per share, which is the current conversion price of the Debenture, then this offering could be considered a “Dilutive Issuance” (as defined below) and the conversion price of the Debenture shall be reduced to equal the offering price per share in this offering. As a result, the number of shares of common stock issuable upon full conversion of the Debenture will increase. As an example, if the offering price of the common stock and the exercise price of the common stock warrants in this offering equals the assumed offering price of $                , then the Debenture would be convertible into approximately                   shares instead of the                         shares of common stock the Debenture is convertible into prior to this offering.

Our shares of common stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has from time to time been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

9

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, our stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon our dissolution, our stockholders may not recoup all or any portion of their investment.

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, the proceeds and/or our assets remaining after giving effect to such transaction, and the payment of all of our debts and liabilities, including the Debenture, will be distributed to the holders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up. In this event, our stockholders could lose some or all of their investment.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

Under our Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), our board of directors is authorized to issue up to 15,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If our board of directors causes shares of preferred stock to be issued, the rights of the holders of our common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. Our board of directors’ ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock. Preferred shares issued by our board of directors could include voting rights or super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of our common stock at a discount to the market price of our common stock, which could negatively affect the market for our common stock. In addition, preferred stock would have preference in the event of liquidation of the Company, which means that the holders of preferred stock would be entitled to receive the net assets of the Company distributed in liquidation before the holders of our common stock receive any distribution of the liquidated assets.

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree, or which do not produce beneficial results.

We currently intend to use the net proceeds from this offering for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new programs, general working capital and possible future acquisitions (see “Use of Proceeds”). We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

This is a best efforts offering; no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

10

There is no public market for the pre-funded warrants and common stock warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or common stock warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or common stock warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants and common stock warrants will be extremely limited.

The warrants offered by this prospectus may not have any value.

The common stock warrants have an exercise price of $                   per share and will have a five-year term. In the event our common stock price does not exceed the exercise price of the common warrants during the period when the warrants are exercisable, the common stock warrants may not have any value.

Holders of the pre-funded warrants or common stock warrants will not have rights of holders of our shares of common stock until such pre-funded warrants or common stock warrants are exercised.

The pre-funded warrants or common stock warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our common stock at a fixed price. Until holders of pre-funded warrants or common stock warrants acquire shares of our common stock upon exercise of the pre-funded warrants or common stock warrants, as applicable, holders of pre-funded warrants or common stock warrants will have no rights with respect to our shares of common stock underlying such pre-funded warrants or common stock warrants.

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the pre-funded warrants and common stock warrants being offered in this offering, holders will be able to exercise such warrants on a “cashless” basis and we may not receive any additional funds upon the exercise of such warrants.

If we do not maintain a current and effective registration statement relating to the common stock issuable upon exercise of the pre-funded warrants and common stock warrants being offered in this offering, such warrants may be exercised by way of a “cashless” exercise, meaning that the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the warrant. Accordingly, we may not receive any additional funds upon the exercise of such warrants.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement.

Additionally, in connection with this offering, we may agree to amend the terms of certain of our outstanding warrants held by certain significant purchasers in this offering who will enter into the securities purchase agreement. Any such amendments may, among other things, decrease the exercise prices to be the same as the exercise prices of the common stock warrants offered in this offering, or increase the term of exercise of those warrants.

11

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are often identified by words such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus and in the documents incorporated herein by reference. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

●	there can be no assurance that we will successfully develop any drugs or therapeutic devices;
●	there can be no assurance that preclinical or clinical development of our candidate drugs or therapeutic devices will be successful;
●	there can be no assurance that clinical trials will be approved to begin by or will actually begin by or will proceed as contemplated by any projected timeline;
●	there can be no assurance that clinical trials will complete enrollment as contemplated by any projected timeline;
●	there can be no assurance that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts;
●	there can be no assurance that any drugs or therapeutic devices will receive required regulatory approvals or that they will be commercially successful;
●	there can be no assurance that we will be able to procure or earn sufficient working capital to complete the development, testing and launch of our prospective therapeutic products;
●	there can be no assurance that patents will issue on our owned and in-licensed patent applications;
●	there can be no assurance that such patents, if any, and our current owned and in-licensed patents would prevent competition;
●	there can be no assurance that we will be able to maintain or expand market demand and/or market share for our diagnostic products generally, including as a result of FastPack reimbursement pricing challenges;
●	there can be no assurance that we will be able to achieve our business strategy;
●	we are and will continue to face competition, including the possibility that others may develop technologies or products superior to our products; and
●	other factors, including those set forth under the heading “Risk Factors” in this prospectus.

You should also consider carefully the statements under the section titled “Risk Factors” in this prospectus, and documents incorporated herein by reference including the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

12

USE OF PROCEEDS

We estimate that net proceeds from this offering will be approximately $              after deducting estimated Placement Agent fees and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus, if any, for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new programs, general working capital and possible future acquisitions. We have not determined the amount of net proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

13

DIVIDEND POLICY

We have not paid cash dividends on our common stock, and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our board of directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. To the extent we have any earnings, we likely will retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

14

CAPITALIZATION

The following table sets forth our cash, total long-term liabilities and capitalization as of June 30, 2023 on:

●	an actual basis; and
●	on an as adjusted basis, to give effect to this offering for aggregate gross proceeds of up to $ , based on a public offering price of $ per share of common stock, which was the last reported sale price of our common stock on the Nasdaq Capital Market on , 2023, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and no exercise of any common stock warrants issued in this offering, and after deducting the Placement Agent fees and other estimated offering expenses payable by us.

You should read this capitalization table together with the section titled “Use of Proceeds” in this prospectus, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, which are incorporated by reference in this prospectus.

	At June 30, 2023
	Actual	As Adjusted (unaudited)

Cash	$1,341,659	$
Total Liabilities	9,841,528
Stockholders’ equity:
Qualigen Therapeutics, Inc. stockholders’ equity:
Common stock, $0.001 par value; 225,000,000 shares authorized; 5,052,463 shares issued and outstanding as of June 30, 2023	42,952
Additional paid-in capital	112,554,830
Accumulated other comprehensive income	131,891
Accumulated deficit	(110,695,598)
Total Qualigen Therapeutics, Inc. stockholders’ equity	2,034,075
Noncontrolling interest	1,273,969
Total stockholders’ equity	3,308,044
Total capitalization	$13,149,572

The number of shares of common stock to be outstanding after this offering set forth in the table above is based on 5,052,463 shares of common stock outstanding on June 30, 2023, does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants and common stock warrants issued in this offering and excludes:

●	445,163 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2023, at a weighted average exercise price of $34.68 per share;

●	4,119,934 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2023, at a weighted average exercise price of $2.24 per share;

●	approximately 2,234,105 shares of common stock issuable under the Debenture as of June 30, 2023, based on the closing sale price of the Company’s common stock as reported on Nasdaq on June 30, 2023;

●	310,539 shares of common stock available for future issuance under the 2020 Plan as of June 30, 2023; and

●	100,000 shares of common stock issuable under the ESPP, which has been temporarily suspended.

15

DILUTION

Purchasers of common stock, or pre-funded warrants, and accompanying common stock warrants in this offering will experience immediate dilution to the extent of the difference between the public offering price per share of common stock in this offering and the net tangible book value per share of common stock immediately after this offering.

Our net tangible book value as of June 30, 2023 was approximately $(3.2) million, or $(0.62) per share of common stock. Net tangible book value per share is determined by dividing the net of total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding as of June 30, 2023.

After giving further effect to this offering for aggregate gross proceeds of up to $           , based on a public offering price of $ per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on              , 2023, assuming no sale of pre-funded warrants and no exercise of any common stock warrants issued in this offering, and after deducting the estimated offering expenses of $           payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been $           , or $ per share of common stock. This represents an immediate increase in the net tangible book value of $         per share to our existing stockholders and an immediate dilution in net tangible book value of $        per share to new investors purchasing securities in the offering.

The table below illustrates this dilution on a per-share basis, assuming no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants or common stock warrants issued in the offering.

Assumed public offering price per share of common stock		$
Net tangible book value per share as of June 30, 2023	$
Increase in net tangible book value per share attributable to new investors in this offering	$
As adjusted net tangible book value per share as of June 30, 2023, after giving effect to this offering (1)		$
Dilution per share to new investors purchasing securities in this offering		$

(1)

A $0.50 increase or decrease in the assumed public offering price per share of common stock and accompanying common stock warrant of $            , which was the last reported sale price of our common stock on Nasdaq on              , 2023, would increase (decrease) the as adjusted net tangible book value by $             per share and the dilution to investors participating in this offering by $               per share, assuming the number of shares of common stock and accompanying common stock warrants offered by us as set forth on the cover page of this prospectus, remains the same, and after deducting estimated Placement Agent fees and estimated expenses payable by us.

Similarly, an increase of 500,000 in the shares of common stock and accompanying common stock warrants offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value by $              per share and decrease the dilution to investors participating in this offering by $          per share, assuming the assumed public offering price per share of common stock and accompanying common stock warrant of $           , which was the last reported sale price of our common stock on Nasdaq on                 , 2023, remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us. Conversely, a decrease of 500,000 in the shares of common stock and accompanying common stock warrants offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value by $           per share and increase the dilution to investors participating in this offering by $            per share, assuming the assumed public offering price per share of common stock and accompanying common stock warrant of $             remains the same and after deducting estimated Placement Agent fees and estimated offering expenses payable by us.

The above table excludes:

●	445,163 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2023, at a weighted average exercise price of $34.68 per share;

●	4,119,934 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2023, at a weighted average exercise price of $2.24 per share;

●	approximately 2,234,105 shares of common stock issuable under the Debenture as of June 30, 2023, based on the closing sale price of the Company’s common stock as reported on Nasdaq on June 30, 2023;

●	310,539 shares of common stock available for future issuance under the 2020 Plan, as of June 30, 2023; and

●	100,000 shares of common stock issuable under the ESPP, which has been temporarily suspended.

To the extent that options or warrants are exercised, new options are issued under our 2020 Plan, shares are issued under the Debenture, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to purchasers in the offering may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares of our common stock we are offering.

16

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our securities is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, and our amended and restated bylaws (the “Bylaws”), both of which are filed as exhibits to our Annual Report on Form 10-K.

Under our Certificate of Incorporation and Bylaws, we are authorized to issue 240,000,000 shares of capital stock, consisting of 225,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, $0.001 par value per share, including 7,000 shares that have been designated as Series Alpha Preferred Stock. As of September 27, 2023, there were 5,052,463 shares of our common stock outstanding and no shares of our Series Alpha Preferred Stock outstanding.

Common Stock

Pursuant to the terms of our Certificate of Incorporation, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up, the stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Pursuant to the terms of our Certificate of Incorporation, our Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Stock Options

As of September 27, 2023, we had outstanding options to acquire 416,215 shares of our common stock, having a weighted-average exercise price of $35.50 per share.

Warrants

As of September 27, 2023, we had outstanding warrants to purchase an aggregate of 4,059,934 shares of our common stock, having a weighted-average exercise price of $2.19 per share.

If the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than $1.32 per share, which is the current lowest exercise price among our outstanding warrants with anti-dilution price protection provisions, as a result of this offering, such warrants, which are exercisable for up to 3,856,619 shares of our common stock, will have their exercise prices reduced to at least the offering price per share in this offering. These warrants include: (i) certain Series C preferred stock warrants originally issued in 2004 (as subsequently extended and exchanged for our common stock purchase warrants) which, prior to this offering, are exercisable for up to 1,349,571 shares of our common stock, (ii) warrants issued to Alpha in May 2020 which, prior to this offering, are exercisable for up to 7,048 shares of our common stock, and (iii) a common stock purchase warrant issued to Alpha in December 2022 which, prior to this offering, is currently exercisable for up to 2,500,000 shares of our common stock.

Debenture

On December 22, 2022, we issued to Alpha an 8% Senior Convertible Debenture in the aggregate principal amount of $3,300,000 for a purchase price of $3,000,000 pursuant to the terms of a Securities Purchase Agreement, dated December 21, 2022 (the “2022 Securities Purchase Agreement”). The Debenture has a maturity date of December 22, 2025 and is convertible, at any time, and from time to time, until the Debenture is no longer outstanding, at Alpha’s option, into shares of our common stock (the “Conversion Shares”), at a price equal to $1.32 per share, subject to adjustment as described in the Debenture and other terms and conditions described in the Debenture. On July 13, 2023, we obtained stockholder approval, for purposes of complying with Nasdaq Listing Rule 5635(d), for the issuance to Alpha of more than 20% of our issued and outstanding shares of common stock pursuant to the terms and conditions of (a) the Debenture, and (b) the common stock purchase warrant dated December 22, 2022 issued by us to Alpha. Between January 9 and 12, 2023, we issued 841,726 shares of common stock upon Alpha’s partial conversion of the Debenture at $1.32 per share for a total of $1,111,078 principal. As of September 27, 2023, we paid an aggregate of $440,000 as the Monthly Redemption Amounts (as defined below) under the Debenture in cash for June, July, August and September. As of September 27, 2023, the Debenture was convertible into approximately 1,762,396 shares of our common stock, based on the closing sale price of the Company’s common stock as reported on Nasdaq on September 27, 2023. The Debenture includes a beneficial ownership blocker of 9.99%, which may only be waived by Alpha upon 61 days’ notice to us.

17

Except in respect of an Exempt Issuance (as defined in the 2022 Securities Purchase Agreement), if, at any time while the Debenture is outstanding, we or any of our subsidiaries as listed in the 2022 Securities Purchase Agreement, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any shares of our common stock or common stock equivalents entitling any person to acquire shares of our common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, the Conversion Price will be reduced to equal the Base Conversion Price, provided that the Base Conversion Price will not be less than $0.260 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the 2022 Securities Purchase Agreement). Accordingly, if the offering price of the common stock or the exercise price of the common stock warrants in this offering is lower than the current conversion price, $1.32 per share, then this offering could be considered a “Dilutive Issuance” and the conversion price of the Debenture shall be reduced to equal the offering price per share in this offering.As an example, if the offering price of the common stock and the exercise price of the common stock warrants in this offering equals the assumed offering price of $                  , then the Debenture would be convertible into approximately                        shares instead of the                        shares of common stock the Debenture is convertible into prior to this offering.

Commencing June 1, 2023 (the “Initial Monthly Redemption Date”) and continuing on the first day of each month thereafter until the earlier of (i) December 22, 2025 and (ii) the full redemption of the Debenture (each such date, a “Monthly Redemption Date”), we must redeem $110,000 plus accrued but unpaid interest, liquidated damages and any amounts then owing under the Debenture (the “Monthly Redemption Amount”). The Monthly Redemption Amount must be paid in cash; provided that after the first two monthly redemptions, we may elect to pay all or a portion of a Monthly Redemption Amount in shares of our common stock, based on a conversion price equal to the lesser of (i) the then conversion price of the Debenture and (ii) 85% of the average of the VWAPs (as defined in the Debenture) for the five consecutive trading days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date, subject to the Equity Conditions (as defined in the Debenture) having been satisfied, including our receipt of the necessary stockholder approvals. We intend to pay the Monthly Redemption Amount for October 2023 in shares of our common stock, pursuant to a wavier by Alpha of the Equity Conditions. The conversion price to be used for such redemption in shares will be determined pursuant to the formula referenced above. We may also redeem some or all of the then outstanding principal amount of the Debenture at any time for cash in an amount equal to 105% of the then outstanding principal amount of the Debenture being redeemed plus accrued but unpaid interest, liquidated damages and any amounts then owing under the Debenture, subject to the Equity Conditions having been satisfied.

The Debenture accrues interest at the rate of 8% per annum, which does not begin accruing until December 1, 2023, and will be payable on a quarterly basis. Interest may be paid in cash or shares of our common stock or a combination thereof at our option; provided that interest may only be paid in shares if the Equity Conditions have been satisfied, including our receipt of the necessary stockholder approvals.

Except as otherwise set forth in this Debenture, we may not prepay any portion of the principal amount of the Debenture without Alpha’s prior written consent.

Registration Rights

In December 2022, pursuant to the terms of the Securities Purchase Agreement, we entered into a registration rights agreement with Alpha (the “Registration Rights Agreement”), pursuant to which we agreed to file one or more registration statements, as necessary, and to the extent permissible, to register under the Securities Act the resale of the remaining Underlying Shares not otherwise registered under the Company’s registration statement on Form S-3 (File No. 333-266430). The Registration Rights Agreement requires that the Company file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to cause the resale registration statement to be declared effective by the SEC on or before the 60th calendar day following the date of signing of the Registration Rights Agreement (or 120 days if such registration statement is subject to full review by the SEC). We filed a resale registration statement on Form S-3 pursuant to the requirements of the Registration Rights Agreement on December 2022 (File Number 333-269088), which registration statement was declared effective by the SEC on January 5, 2023. On September 1, 2023, we filed a Post-Effective Amendment No. 1 to Form S-3 on Form S-1 (File No. 333-269088) in order to maintain the registration of the resale by Alpha, which Post-Effective Amendment No. 1 was declared effective by the SEC on September 7, 2023. On September 29, 2023, we filed the final resale prospectus on Form 424(b)(3).

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law and our Certificate of Incorporation and Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

18

Election and Removal of Directors. Except as may otherwise be provided by the DGCL, any director or the entire board of directors may be removed, with or without cause, at an annual meeting or a special meeting called for that purpose, by the holders of a majority of the shares then entitled to vote at an election of directors, provided a quorum is present. Vacancies on our board of directors resulting from the removal of directors and newly created directorships resulting from any increase in the number of directors may be filled solely by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum) or by the sole remaining director. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days or more than 120 days before the anniversary of the previous year’s annual meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called at any time only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or the President, subject to the rights of the holders of any series of preferred stock then outstanding.

Blank-Check Preferred Stock. Our board of directors is authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.

Transfer Agent

The transfer agent and registrar for our common stock is Equiniti Trust Company. Its address is P.O. Box 64945, Saint Paul MN 55164-0945 and its telephone number is (800) 468-9716.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.”

19

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the section titled “Description of Capital Stock” on page 17.

Pre-Funded Warrants

The following summary of certain terms and conditions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

Form

The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and will be exercisable until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full by wire transfer or cashier’s check drawn on a United States bank for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease such beneficial ownership limitation, provided that the limitation in no event exceeds 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share of common stock.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Cashless Exercise

If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective (or the prospectus contained therein is not available for the issuance of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

20

Transferability

Subject to applicable laws, the pre-funded warrants and all right thereunder are transferable, in whole or in part, at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon the making of such transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants, and we do not plan on applying to list the pre-funded warrants on The Nasdaq Capital Market any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding voting power of the common equity, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common equity, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Common Stock Warrants

The following summary of certain terms and provisions of the common stock warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the common stock warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common stock warrant for a complete description of the terms and conditions of the common stock warrants.

Form

The common stock warrants will be issued as individual warrant agreements to the investors. You should review the form of common stock warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the common stock warrants.

Exercisability

The common stock warrants are exercisable upon issuance and have a five-year term. The common stock warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full by wire transfer or cashier’s check drawn on a United States bank for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the common stock warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease such beneficial ownership limitation, provided that the limitation in no event exceeds 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common stock warrants. No fractional shares of common stock will be issued in connection with the exercise of common stock warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share of common stock.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the common stock warrants is $                   per share of common stock. The common stock warrants have a five-year term. The exercise price of the common stock warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

21

Cashless Exercise

If the holder exercises its common stock warrants and a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective (or the prospectus contained therein is not available for the issuance of shares of common stock underlying the common stock warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the common stock warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the common stock warrants to the holders.

Transferability

Subject to applicable laws, the common stock warrants and all right thereunder are transferable, in whole or in part, at the option of the holder upon surrender of the common stock warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon the making of such transfer.

Exchange Listing

There is no established trading market for the common stock warrants, and we do not plan on applying to list the common stock warrants on any national securities exchange or nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common stock warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding voting power of the common equity, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common equity, the holders of the common stock warrants will be entitled to receive, upon exercise of the common stock warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the common stock warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the common stock warrants.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a common stock warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the common stock warrant.

22

PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated                     , 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. We will enter into a securities purchase agreement directly with certain investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing. We expect this offering to be completed not later than two (2) business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (DVP)/receipt versus payment (RVP) upon receipt of investor funds received by us. We expect to deliver the securities being offered pursuant to this prospectus on or about                     , 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share of Common Stock and Accompanying Common Stock Warrant	Per Pre-Funded Warrant and Accompanying Common Stock Warrant	Total
Public offering price	$		$
Placement Agent fees(1)	$		$
Proceeds to us, before expenses(2)	$		$

(1)	We have agreed to pay the Placement Agent a cash placement commission equal to 7% of the aggregate proceeds from the sale of the shares of common stock, the common stock warrants and pre-funded warrants sold in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the pre-funded warrants or common stock warrants being issued in this offering.

We have also agreed to reimburse the Placement Agent at closing (i) for legal and other expenses incurred by them in connection with the offering in an aggregate amount up to $100,000, and (ii) non-accountable expenses payable to the Placement Agent of up to $50,000. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $                      .

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and
●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “QLGN.” We do not plan to list the pre-funded warrants or the common stock warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

23

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock during a period ending 90 days after the completion of this offering, without first obtaining the written consent of the Placement Agent. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

●	offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of common stock or securities convertible into or exercisable or exchangeable for common stock;
●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock; or
●	make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of common stock (or securities convertible into or exercisable for common stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the prospectus supplement, registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until              days after the completion of this offering. We have also agreed not to enter into a variable rate transaction (as defined in the securities purchase agreement) for               days after the completion of this offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “QLGN.”

Transfer Agent and Registrar

We have appointed Equiniti Trust Company as the transfer agent and registrar for our common stock.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses, including placement agent fees of $617,400, $420,000 and $350,000 received for acting as placement agent in registered direct offerings that closed on December 1, 2021, December 18, 2020 and July 10, 2020.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

24

LEGAL MATTERS

The validity of the securities being offered will be passed upon for us by Reed Smith LLP, Los Angeles, California. The Placement Agent is being represented by Blank Rome LLP, New York, New York in connection with this offering.

EXPERTS

The consolidated financial statements of Qualigen Therapeutics, Inc. for the year ended December 31, 2022 incorporated in this Registration Statement and Prospectus and have been so incorporated in reliance on the report of Baker Tilly US, LLP. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, where applicable, supersede this information. We incorporate by reference the following documents that we have filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on May 2, 2023, as amended on Form 10-K/A filed with the SEC on July 7, 2023;

(2)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, as filed with the SEC on May 15, 2023 and August 14, 2023, respectively;

(3)	Our Current Reports on Form 8-K filed with the SEC on January 10, 2023, January 20, 2023, April 24, 2023, May 5, 2023, May 19, 2023, June 26, 2023, July 13, 2023, July 26, 2023, August 1, 2023, August 4, 2023, and September 28, 2023 ; and

(4)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 15, 2015, as updated by Exhibit 4.9 to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on July 7, 2023.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at: Qualigen Therapeutics. Inc., Attn: Corporate Secretary, 5857 Owens Avenue, Suite 300, Carlsbad, California 92008, telephone number: (760) 452-8111.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

25

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock, pre-funded warrants and accompanying common stock warrants, and the shares of common stock issuable upon exercise of the pre-funded warrants and the common stock warrants being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock, pre-funded warrants and accompanying common warrants offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us, at http://www.sec.gov. We make available, free of charge, on our website at www.qlgntx.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our and the SEC’s websites are not part of this prospectus, and the reference to our and the SEC’s websites do not constitute incorporation by reference into this prospectus of the information contained at those sites, other than documents we file with the SEC that are specifically incorporated by reference into this prospectus.

26

Up to                     Shares of Common Stock

Up to Pre-Funded Warrants to Purchase up to                 Shares of Common Stock

Up to                  Shares of Common Stock Underlying the Pre-Funded Warrants

Up to        Common Warrants to Purchase up to               Shares of Common Stock

Up to              Shares of Common Stock Underlying the Common Stock Warrants

PROSPECTUS

Sole Placement Agent

A.G.P.

                       , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses paid or payable by the registrant in connection with the issuance and distribution of the securities being registered other than the Placement Agent fees. All amounts are estimates except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount to be Paid
SEC registration fee		$2,645
FINRA filing fee		2,300
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent’s fees		*
Miscellaneous fees and expenses		*
Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation”) provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Qualigen Therapeutics, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our Certificate of Incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition to the fullest extent authorized by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL; or

●	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended.

The above discussion is qualified in its entirety by reference to the Company’s Certificate of Incorporation and bylaws.

II-1

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years (since September 27, 2020) involving sales of our securities that were not registered under the Securities Act. All share and per share data have been adjusted retrospectively to reflect the Reverse Stock Split.

On February 10 and 11, 2021, we issued an aggregate of 2,500 shares of our common stock to Atlanta Capital Partners, LLC, and Investor Awareness, Inc. in exchange for services valued at $101,750. No underwriter was involved. These issuances were undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On December 3, 2021, we issued a common stock warrant to a consultant, entitling the consultant to purchase up to 60,000 of our shares of common stock at an exercise price of $13.20 per share. This warrant expired on September 14, 2023. No underwriter was involved. The issuance was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On May 26, 2022, we issued 350,000 shares of our common stock and a pre-funded common stock purchase warrant to purchase 331,464 shares of our common stock to Alpha Capital Anstalt (“Alpha”) in exchange for 2,232,861 preferred shares of NanoSynex Ltd. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

On December 22, 2022, we issued to Alpha an 8% Senior Convertible Debenture (the “Debenture”) in the aggregate principal amount of $3,300,000 for a purchase price of $3,000,000. The Debenture is convertible, at any time, and from time to time, at Alpha’s option, into shares of our common stock, at a price equal to $1.32 per share, subject to adjustment as described in the Debenture. Additionally, we issued a common stock purchase warrant (the “Alpha Warrant”) to Alpha to purchase up to 2,500,000 shares of our common stock at a price of $1.65 per share, subject to adjustment as described in the Warrant. No underwriter was involved. The issuance to Alpha was undertaken in reliance upon the exemption from registration described in Section 4(a)(2) of the Securities Act.

Between January 9 and 12, 2023, we issued 841,726 shares of our common stock upon Alpha’s partial conversion of the Debenture at $1.32 per share for a total of $1,111,078 principal.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

1.1***	Placement Agent Agreement

2.1	Contingent Value Rights Agreement, dated May 22, 2020, among the Company, John Beck in the capacity of CVR Holders’ Representative and Andrew J. Ritter in his capacity as a consultant to the Company.	8-K	001-37428	2.4	5/29/2020

2.2	Stock Purchase Agreement, dated July 20, 2023, by and between Qualigen Therapeutics, Inc., Chembio Diagnostics, Inc., Biosynex, S.A., and Qualigen, Inc.	8-K	001-37428	2.1	7/26/2023

3.1	Amended and Restated Certificate of Incorporation of Ritter Pharmaceuticals, Inc.	8-K	001-37428	3.1	7/1/2015

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	9/15/2017

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation	8-K	001-37428	3.1	3/22/2018

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series Alpha Preferred Stock of the Company, filed with the Delaware Secretary of State on May 29, 2020	8-K	001-37428	3.1	5/29/2020

3.5	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020 [reverse stock split]	8-K	001-37428	3.2	5/29/2020

3.6	Certificate of Merger, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.3	5/29/2020

3.7	Certificate of Amendment to the Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on May 22, 2020	8-K	001-37428	3.4	5/29/2020

3.8	Amended and Restated Bylaws of the Company, as of August 10, 2021	8-K	001-37428	3.1	8/13/2021

3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended.	8-K	001-37428	3.1	11/22/2022

4.1	Warrant, issued by the Company in favor of Alpha Capital Anstalt, dated May 22, 2020	8-K	001-37428	10.13	5/29/2020

4.2	Form of Warrant, issued by the Company in favor of GreenBlock Capital LLC and its designees, dated May 22, 2020 [post-Merger]	8-K	001-37428	10.10	5/29/2020

4.3	Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated July 10, 2020	8-K	001-37428	10.2	7/10/2020

4.4	Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated August 4, 2020	8-K	001-37428	10.3	8/4/2020

4.5	“Two-Year” Common Stock Purchase Warrant for 1,348,314 shares in favor of Alpha Capital Anstalt, dated December 18, 2020	8-K	001-37428	10.3	12/18/2020

4.6	“Deferred” Common Stock Purchase Warrant in favor of Alpha Capital Anstalt, dated December 18, 2020	8-K	001-37428	10.4	12/18/2020

4.7	Form of liability classified Warrant to Purchase Common Stock	10-K	001-37428	4.13	3/31/2021

4.8	Form of “service provider” compensatory equity classified Warrant	10-K	001-37428	4.14	3/31/2021

4.9	Description of Common Stock	10-K/A	001-37428	4.9	7/7/2023

4.10	Amended and Restated Common Stock Purchase Warrant to GreenBlock Capital LLC, dated April 25, 2022	10-Q	001-37428	4.15	5/13/2022

4.11	Amended and Restated Common Stock Purchase Warrant to Christopher Nelson, dated April 25, 2022	10-Q	001-37428	4.16	5/13/2022

4.12	Common Stock Purchase Warrant for 2,500,000 shares in favor of Alpha Capital Anstalt, dated December 22, 2022	8-K	001-37428	4.1	12/22/2022

4.13***	Form of Common Stock Warrant

4.14***	Form of Pre-Funded Warrant

4.15***	Form of Securities Purchase Agreement

5.1***	Opinion of Reed Smith LLP

10.1+	Executive Employment Agreement, by and between Qualigen, Inc. and Michael Poirier, dated as of February 1, 2017 and as amended on January 9, 2018	8-K	001-37428	10.1	5/29/2020

10.2+	Executive Employment Agreement, by and between Qualigen, Inc. and Christopher Lotz, dated as of February 1, 2017 and as amended on January 9, 2018	8-K	001-37428	10.2	5/29/2020

10.3+	Executive Employment Agreement dated December 10, 2021 with Amy Broidrick	10-K	001-37428	10.53	3/31/2022

II-3

10.4+	2020 Stock Equity Incentive Plan	8-K	001-37428	10.20	5/29/2020

10.5+	Standard template of Stock Option Agreement for use under 2020 Stock Incentive Plan	8-K	001-37428	10.1	6/11/2020

10.6+	Form of Indemnification Agreement – Qualigen, Inc.	8-K	001-37428	10.21	5/29/2020

10.7	Exclusive Agreement (QN-24), by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc. dated as of June 8, 2018	S-4/A	001-37428	10.58	3/13/2020

10.8	Amendment 1 to the Exclusive License Agreement (QN-247), by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc., dated March 16, 2021	10-K	001-37428	10.8	5/2/2023

10.9	Amendment 2 to the Exclusive License Agreement (QN-247), by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc., dated January 17, 2023	10-K	001-37428	10.9	5/2/2023

10.10	Exclusive License Agreement between the Company and University of Louisville Research Foundation (RAS), Inc., dated as of July 17, 2020	8-K	001-37428	10.4	8/4/2020

10.11	Amendment 1 to the Exclusive License Agreement (RAS), by and between Qualigen, Inc. and University of Louisville Research Foundation, Inc., dated March 16, 2021	10-K	001-37428	10.11	5/2/2023

10.12	License Agreement between Qualigen, Inc. and Advanced Cancer Therapeutics, LLC dated December 17, 2018	S-4/A	001-37428	10.59	3/13/2020

10.13	Novation Agreement among the Company, Qualigen, Inc. and Advanced Cancer Therapeutics, LLC dated July 29, 2020	10-K	001-37428	10.31	3/31/2021

10.14	Technology Transfer Agreement dated as of October 7, 2020 between Qualigen, Inc. and Yi Xin Zhen Duan Jishu (Suzhou) Ltd.	8-K	001-37428	10.1	10/9/2020

10.15	Novation Agreement among the Company, Qualigen, Inc. and University of Louisville Research Foundation, Inc. dated January 30, 2021	10-Q	001-37428	10.1	5/14/2021

10.16	Novation Agreement among the Company, Qualigen, Inc. and University of Louisville Research Foundation, Inc. dated March 1, 2021	10-Q	001-37428	10.2	5/14/2021

10.17+	Hire offer letter from the Company to Tariq Arshad, dated April 22, 2021	10-Q	001-37428	10.1	8/16/2021

10.18	Amendment to Technology Transfer Agreement between Yi Xin Zhen Duan Jishu (Suzhou) Ltd. and Qualigen, Inc., dated August 5, 2021	10-Q	001-37428	10.2	11/15/2021

10.19	Amendment to 2020 Stock Incentive Plan (approved by the Board of Directors on April 27, 2021 and by the Stockholders on August 9, 2021)	10-Q	001-37428	10.3	11/15/2021

10.20	Second Amendment to Lease with Bond Ranch LP dated December 15, 2021	10-K	001-37428	10.54	3/31/2022

10.21	First Deed of Variation to License Agreement with UCL Business Limited dated March 30, 2022	10-K	001-37428	10.21	5/2/2023

10.22	Series B Preferred Share Purchase Agreement between the Company and NanoSynex Ltd. dated April 29, 2022	10-Q	001-37428	10.1	5/13/2022

10.23	Share Purchase Agreement between the Company and Alpha Capital Anstalt dated April 29, 2022	10-Q	001-37428	10.2	5/13/2022

10.24	Master Agreement for the Operational and Technological Funding of NanoSynex between Qualigen Therapeutics, Inc. and NanoSynex Ltd., dated May 26, 2022	8-K	001-37428	10.1	6/2/2022

II-4

10.25+	Qualigen Therapeutics, Inc. 2022 Employee Stock Purchase Plan	10-Q	001-37428	10.1	11/14/2022

10.26+	Amendment No. 2 to the 2020 Stock Incentive Plan of Qualigen Therapeutics, Inc.	8-K	001-37428	10.1	11/22/2022

10.27+	Amendment No. 1 to the 2022 Employee Stock Purchase Plan of Qualigen Therapeutics, Inc.	8-K	001-37428	10.2	11/22/2022

10.28	Securities Purchase Agreement, dated December 21, 2022, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.1	12/22/2022

10.29	8% Senior Convertible Debenture Due December 22, 2025	8-K	001-37428	10.2	12/22/2022

10.30	Registration Rights Agreement, dated December 22, 2022, by and between Qualigen Therapeutics, Inc. and Alpha Capital Anstalt	8-K	001-37428	10.3	12/22/2022

10.31+	Letter to Michael P. Poirier, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.31	5/2/2023

10.32+	Letter to Amy Broidrick, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.32	5/2/2023

10.33+	Letter to Tariq Arshad, dated January 13, 2023, regarding compensatory changes	10-K	001-37428	10.33	5/2/2023

10.34+	Separation Agreement and General Release, dated June 20, 2023, by and between Qualigen Therapeutics, Inc. and Amy Broidrick	10-Q	001-37428	10.1	8/14/2023

10.35	Amendment and Settlement Agreement, dated July 20, 2023, by and between Qualigen Therapeutics, Inc. and NanoSynex Ltd	8-K	001-37428	10.1	7/26/2023

21.1	Subsidiaries of the Registrant	10-K	001-37428	10.21	5/2/2023

23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm

23.2***	Consent of Reed Smith, LLP (included in Exhibit 5.1)

24.1**	Power of Attorney	S-1	333-272623	24.1	6/13/2023

107**	Filing Fee Table	S-1	333-272623	107	6/13/2023

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
+	Indicates management contract or compensatory plan or arrangement.
(b)	Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

II-5

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on October 2, 2023.

Qualigen Therapeutics. Inc.

By:	/s/ Michael S. Poirier
Michael S. Poirier
Chairman of the Board, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael S. Poirier	Chairman of the Board, Chief Executive Officer	October 2, 2023
Michael S. Poirier	(Principal Executive Officer)

/s/ Christopher L. Lotz	Vice President of Finance, Chief Financial Officer	October 2, 2023
Christopher L. Lotz	(Principal Financial Officer and Accounting Officer)

*	Director	October 2, 2023
Richard A. David

*	Director	October 2, 2023
Sidney W. Emery, Jr.

*	Director	October 2, 2023
Matthew E. Korenberg

*	Director	October 2, 2023
Kurt H. Kruger

*	Director	October 2, 2023
Ira E. Ritter

By:	/s/ Michael S. Poirier
Michael S. Poirier Attorney-in-fact

II-7